Exhibit 5.12

CONSENT OF EXPERT

I, Greg Walker, P. Geo., Senior Manager, Resource Estimation of Yamana Gold Inc., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from the mineral resource estimates for Suruca at the Chapada Mine and the Mercedes Project and the mineral reserve estimates for the Mercedes Project as at December 31, 2010 and the report entitled “Chapada Mine and Suruca Project, Goias State, Brazil, Technical Report pursuant to National Instrument 43-101 of the Canadian Securities Administrators” dated March 7, 2011 (collectively, the “Incorporated Information”).

I do also hereby consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

YAMANA GOLD INC.

By:	/s/ Greg Walker
Name:	Greg Walker, P. Geo.
Title:	Senior Manager, Resource Estimation

Date: April 25, 2011